Exhibit 99.1

Morningstar Names Detlef Scholz President of Expanded Credit Ratings Organization

Morningstar completes its acquisition of DBRS

CHICAGO/TORONTO, July 2, 2019—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, has named Detlef Scholz as president of its expanded, global ratings organization. The leadership announcement comes as Morningstar today completes its previously announced acquisition of DBRS, the world’s fourth largest credit ratings agency, for a purchase price of US$669 million.

Scholz will assume his new role Aug. 1, 2019 and report to Morningstar Chief Executive Officer Kunal Kapoor. Scholz currently serves as head of Europe at DBRS, where he significantly expanded DBRS’s business and doubled its size over the past four years. Prior to joining DBRS, Scholz held numerous leadership roles across ratings management, global structured finance, and global financial institutions in Frankfurt, New York, and London at Moody’s Investors Service.

“We look forward to building on the best of DBRS’s and Morningstar Credit Ratings’ processes and innovations to form the first global fintech credit ratings agency, committed to independent and transparent ratings and research with a long-term approach,” said Kapoor. “With more than 25 years in the credit ratings business, Detlef brings the global expertise and thoughtfulness needed to bring our organizations together.”

DBRS rates more than 2,400 issuer families and nearly 50,000 securities worldwide. Headquartered in Toronto, it has more than 500 people spread across its seven locations. Combining DBRS’s strong market presence in Canada, Europe, and the U.S. with Morningstar Credit Ratings’ U.S. footprint will expand global asset class coverage and provide investors with an enhanced platform featuring thought leadership in fixed-income analysis and research.

“Our teams at DBRS and Morningstar Credit Ratings share the same commitment to state-of-the art analytics, high-quality ratings, and technology that makes our customers’ lives easier,” said Scholz. “As one global, full-service credit ratings agency, we will raise the bar in the industry by being more transparent, reliable and responsive than anyone else.”

DBRS Chief Executive Officer Stephen Joynt will remain on board to facilitate the integration efforts, continuing the momentum of both organizations in pursuit of enhancing scale in both the U.S. and Europe and gaining share of the growing global credit ratings market. Over the next several months, teams will collaborate in order to make thoughtful decisions regarding the integration of existing ratings, analytic models, methodologies, and branding.

For more information, read the previously published press release and Kapoor’s letter to employees, partners, and shareholders about the acquisition.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America,

Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $210 billion in assets under advisement and management as of March 31, 2019. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

About DBRS

DBRS is a globally recognized credit ratings agency with offices in Toronto, New York, Stamford, Chicago, London, Frankfurt and Madrid. Founded in 1976 in Canada, DBRS continues to grow rapidly internationally. DBRS’s four decades of experience and strong track record are the foundation to seek out new opportunities and to make targeted investments aligned with its core ratings operations. As the world’s fourth-largest ratings agency, DBRS’s approach and size provide the agility to respond to customers’ needs in their local markets, while being large enough to provide the necessary expertise and resources. For more information, visit www.dbrs.com.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; volatility in the financial sector, global markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

©2019 Morningstar, Inc. All rights reserved.

MORN-C

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or Barbara.Noverini@morningstar.com

Media Contacts:

Morningstar:

Morningstar, Inc: Stephanie Lerdall, stephanie.lerdall@morningstar.com or +1 312 244 7805

Morningstar Credit Ratings: Vanessa Sussman, vanessa.sussman@morningstar.com or +1 646 560 4541

DBRS:

United States: Stephen Bernard, sbernard@dbrs.com or +1 212 806 3240

Canada: Scott Anderson, sanderson@dbrs.com or +1 416 597 7407

Europe: Dennis Ferreira, dferreira@dbrs.com or +44 (20) 3356 1555